Exhibit 10.47

October 20, 2016

Nuo Therapeutics, Inc.

207A Perry Parkway

Suite 1 Gaithersburg, MD 20877
Attention: David Jorden

Deerfield SS, LLC

780 Third Avenue

New York, NY 10017

Attention: Lawrence Atinksy

Re.	Nuo/Arthrex/Deerfield Letter Agreement

Mr. Jorden and Mr. Atinsky:

This letter agreement (“Agreement”) sets forth the agreement between Arthrex, Inc. (“Arthrex”), Deerfield SS, LLC (“Deerfield”) and Nuo Therapeutics, Inc. (“Nuo”), collectively the (“parties”), with respect to the sale of certain Nuo assets to Arthrex and the resolution of outstanding issues between the parties. The parties have agreed to the terms and conditions set forth in this Agreement. Accordingly, Arthrex, Nuo and Deerfield hereby agree as follows:

1.             Nuo/Deerfield Transition Services Agreement. Pursuant to a plan approved by the United States Bankruptcy Court for the District of Delaware, on May 5, 2016, Nuo assigned to Deerfield (i) all of Nuo’s rights, title and interest in and to its existing amended and restated license agreement with Arthrex, Inc. dated October 15, 2015 (the “License Agreement”), (ii) all associated intellectual property owned by Nuo related to the License Agreement and (iii) all royalty and payment rights thereunder (collectively, “Deerfield Assumed Rights and Assets”). Nuo and Deerfield also are parties to a Transition Services Agreement, executed May 5, 2016, which is set to expire on October 15, 2016 related to services being performed under the License Agreement (the “Transition Services Agreement”). Both Nuo and Deerfield agree that the term of that Transition Services Agreement is hereby amended and extended to January 15, 2017. Nuo and Deerfield hereby agree that subject to Arthrex’s payment of the amounts specified in Section 2 herein, Deerfield shall make three equal payments of $33,333.33 to Nuo, as consideration for the extension of the term of the Transition Services Agreement. The three payments shall be made on October 28, 2016, November 15, 2016 and December 15, 2016, respectively.

2.             Nuo/Arthrex Production Equipment & Angel Devices Purchase. Nuo and Arthrex hereby agree that subject to Arthrex’s payment of $201,200 to Nuo on October 28, 2016, Nuo hereby sells, conveys, transfers and assigns to Arthrex, free and clear of all liens, charges, encumbrances, debts, obligations and liabilities whatsoever, Nuo’s title and interest in and to the following (the “Transferred Assets”):

(a)             Angel Devices: All Nuo owned inventory of Products (as defined in the License Agreement (and spare parts therefor) as set forth on Exhibit A; and

Arthrex/Deerfield/Nuo- Letter Agreement

(b)             Production Equipment: All Nuo owned Production Equipment set forth on Exhibit B.

For purposes of clarification, and notwithstanding the foregoing, the Transferred Assets do not include (i) any Intellectual Property Rights (as such term is defined in the License Agreement) or (ii) any right, title or interest in or to the Deerfield Assumed Rights and Assets. Transferred Assets do include (i) All existing Products, whether known or unknown at time of the Agreement (ii) All Nuo owned Production Equipment, whether known and unknown at the time of the Agreement. Nuo’s obligations related to the Transferred Assets unknown at the time of this Agreement are set forth in Section 3. The parties further acknowledge and agree that the Transition Services Agreement remains in effect through January 15, 2017 and thereafter Nuo shall have no further obligations related to performing services under the Transition Services Agreement or the License Agreement.

3.             Nuo Obligations Related to Transferred Assets. Nuo shall use commercially reasonable and good faith efforts to facilitate the shipping of any Transferred Assets from locations where they are physically located. Nuo shall have the affirmative obligation to notify Arthrex in writing of the discovery of any Transferred Assets that have not been listed on Exhibits A or B hereto. From time to time after the date hereof, Nuo will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Arthrex may reasonably request in order to more effectively consummate the transactions contemplated hereby, transfer, convey, assign, and deliver to Arthrex any of the Transferred Assets or enable Arthrex to exercise and enjoy all rights, benefits and obligations of Nuo with respect thereto.

4.             Nuo/Arthrex- Transferred Asset Obligations. Pursuant to Section 2(c) of the License Agreement, Nuo has certain responsibilities to transfer certain assets and rights to Arthrex. This Agreement does not alter, amend or nullify Nuo’s duties under the License Agreement unless otherwise specified herein.

5.             Nuo Release of Claims. Nuo, for itself and its respective representatives, successors and assigns, hereby forever fully and irrevocably releases and discharges Arthrex and its Affiliates and each of their respective predecessors, successors, direct or indirect subsidiaries, members, managers, directors, officers, employees, agents and other representatives from any and all actions, claims, demands, obligations, promises, agreements or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) for payments of Royalty (as defined in the License Agreement) owed to Nuo based on sales of the Product (as defined in the License Agreement) occurring on or before June 30, 2016.

6.             Arthrex Release of Claims. Arthrex, for itself and its respective representatives, successors and assigns, hereby forever fully and irrevocably releases and discharges Nuo, Deerfield and their Affiliates and each of their respective predecessors, successors, direct or indirect subsidiaries, members, managers, directors, officers, employees, agents and other representatives from any and all actions, claims, demands, obligations, promises, agreements or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expense, and attorneys’, brokers’ and accountants fees and expenses) arising under the License Agreement as of the date hereof.

Arthrex/Deerfield/Nuo- Letter Agreement

7.             No Assumption of Liabilities. It is expressly agreed and understood that neither Arthrex nor Deerfield is assuming any liability or obligation of Nuo of any kind or nature whatsoever, whether accrued or unaccrued, contingent or noncontingent, material or nonmaterial, or known or unknown as of the date of the Agreement.

8.             Confidentiality. The terms of this Agreement are confidential, and the terms shall not be disclosed by Nuo without prior written approval by Arthrex and Deerfield. Notwithstanding any other provision of this Agreement, each party (such party, the “Disclosing Party”) may disclose the terms of this Agreement: (i) to the extent required to comply with applicable legal requirements including as part of regular securities law reporting requirements and/or in accordance with securities regulatory authority or securities exchange rules, demands and/or practice; or (ii) to third party consultants, contractors, or other service providers who are under a duty of confidentiality; provided, that the Disclosing Party shall be responsible for any disclosure or use of the terms of this Agreement by such third party consultant, contractor or other service provider in violation of the terms set forth herein (as if such person was bound by such terms).

9.             Assignability and Binding Effect. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and shall inure to the benefit of the parties successors and assigns.

10.           Miscellaneous. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by each party. No failure or delay by a party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement. If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, then the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement. The parties shall execute such further agreements, conveyances and other documents as may be reasonably requested by either Party to effectuate the intent and any provisions of this Agreement.

11.           Governing Law; Jurisdiction. This Agreement and any dispute arising hereunder or in connection with the matters contemplated hereby, whether in contract, tort or otherwise, shall be governed in all respects by the internal laws of the State of Delaware.

*       *       *

Arthrex/Deerfield/Nuo- Letter Agreement

Please confirm your agreement with the foregoing by signing and returning to the undersigned.

Very truly yours,

ARTHREX, INC.

By.	/s/ Christopher K. Lin
Name.	Christopher K. Lin
Title.	Deputy General Counsel & Director of Corporate Development

DEERFIELD SS, LLC

By: Deerfield Mgmt, L.P., its Manager

By: J.E. Flynn Capital, LLC, its General Partner

By.	/s/ David J. Clark
Name.	David J. Clark
Title.	Authorized Signatory

Accepted and Agreed this 20th day
of October, 2016.

NUO THERAPEUTICS, INC.

By.      /s/ David Jorden

Name. David Jorden

Title.   Chief Executive Officer

Arthrex/Deerfield/Nuo- Letter Agreement

EXHIBIT A

Arthrex/Deerfield/Nuo- Letter Agreement

EXHIBIT B